FOR IMMEDIATE RELEASE
Contact:   John P. McBride
      (765) 962-9587

West End Indiana Bancshares, Inc.
Announces Pending Retirement of Chairman and Management Promotions

Richmond, Indiana, March 19, 2013 – West End Indiana Bancshares, Inc. (the “Company”) (OTCBB: WEIN) announced that, after 41 years of exemplary service, including 24 years as Chairman of the Board to West End Bank, S.B. (the “Bank”) and the Company, Mr. John L. Hitch has decided to retire effective as of May 14, 2013 the date of the Company’s 2013 Annual Meeting of Shareholders.  John P. McBride, on behalf of the Board of Directors said, “We thank Mr. Hitch for his years of outstanding service and look forward to his continued service as a Director Emeritus.”

The Board of Directors has unanimously voted to appoint John P. McBride, President and CEO of the Company and the Bank, as Chairman of the Board.  Mr. McBride has led the Bank and the Company successfully for over 9 years and  the Board is confident of Mr. McBride’s continued leadership abilities and vision for the Company, its shareholders, directors, officers, and employees.

In addition to Mr. McBride’s appointment, Mr. Fredric A. Ahaus, a current director and Chair of the Audit Committee of the Company and the Bank, was appointed “Lead Independent Director,” effective as of the date of the 2013 Annual Meeting of Shareholders.

The Board of Directors also announced the nomination of Mr. Greg Janzow, President and CEO of Smith Dairy, a dairy processing plant located in Richmond, Indiana, employing over 120 people, for election as Director at the Annual Meeting of Shareholders. Mr. Janzow is an active community leader in Wayne County, Indiana and is recognized for his leadership, knowledge of small to medium size businesses.

The Company also announced the following executive management promotions:

Mr. Timothy R. Frame to Executive Vice President and Chief Operating Officer.  Mr. Frame has successfully served the Company nearly 9 years as Senior Vice President, Director of Retail Services and Chief Credit Officer. Mr. Frame will assume additional duties in his new role as Chief Operating Officer while maintaining his Chief Credit Officer responsibilities. He will continue to work closely with Mr. McBride in all facets of the Company’s operations.

Mrs. Shelley Miller to Executive Vice President and CFO.  Mrs. Miller presently serves as Senior Vice President and Chief Financial Officer.  Mrs. Miller has been with the Company since 2005 and served initially as Director of Retail Banking, assuming her CFO responsibilities in 2007.  Mrs. Miller duties have expanded significantly with the initial public offering of West End Indiana Bancshares, Inc.  Mrs. Miller also directs the Bank’s deposit and loan operations departments.

Miss Robin Henry to Executive Vice President, Director of Human Resources and Investor Relations Communications.  Miss Henry has served the Company since 2002.  Initially serving as Human Resource Director, she has successfully assumed properties management, security, and information technology among her additional responsibilities.  Since the Company has become publically traded, Ms. Henry also directs investor relations and shareholder communications.

The Board of Directors believes that the addition of Mr. Janzow to the board and the noted promotions will enhance the ability of West End Bank, S.B. and West End Indiana Bancshares, Inc